UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): Wednesday, 3 November 2010

SUNGAME CORPORATION
 (Exact of registrant as specified in its charter)

DELAWARE	333-158946	20-8017623
State or other jurisdiction of incorporation	Commission File Number	IRS Employer Identification №.

501 Silverside Road, Suite 105, Wilmington, DE	19809
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (310) 666-0051
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[_] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[_] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[_] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[_] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On Wednesday, 3 November 2010, Sungame Corporation (“SGMZ”) entered into a binding letter of intent with Freevi Inc., a corporation organized under the laws of Nevada, and having their executive headquarters within the jurisdiction of Canada, to merge the two entities. Freevi, Inc. is a private corporation that is entering into the social networking business space, with acumen in multi-media.  Freevi, Inc. plans to move forward with its social networking platform with an added component of multimedia and ecommerce, which SGMZ feels gives Freevi a unique selling preposition and distinguishes Freevi, Inc. from the current competitors.

SGMZ feels that merging with Freevi could add a substantial benefit to SGMZ in the long run as SGMZ feels Freevi, Inc. has a superior business model. Two of the three Directors agreed with the merger and authorized SGMZ to make the obligation(s); the third Director, Mr. Michael Segal, resigned. [see below]

The Material Definitive Agreement of the binding Letter of Intent was in essence a agreement in principal, with material components of SGMZ jointly further developing the software, platform and functionality of the fruits of Freevi, Inc.’s efforts already completed in the area.

Further information regarding the merger will be released shortly as the deal solidifies. Once the Board can find a suitable replacement, the Board will appoint a interim Director until the next shareholder meeting.  At the next regular shareholder meeting the interim Director, or such other Director as circumstances warrant, shall stand for regular election as a Director of SGMZ.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On Wednesday, 3 November 2010, Michael Segal resigned from SGMZ’s Board of Directors. Mr. Segal’s resignation came from a difference of opinion with the other Directors of the business model of Freevi, Inc. and SGMZ future in respect with the merger. Mr. Segal was the Secretary and Treasurer of SGMZ, but was not on any committees of the Board of Directors and was not an Officer of SGMZ.

Other than a letter of resignation, which contained no material facts concerning the circumstances of Mr. Segal’s resignation,  other than Mr. Segal’s desire to resign, Mr. Segal furnished no correspondence to SGMZ concerning his resignation. Mr. Segal was provided with an opportunity to furnish SGMZ, as promptly as possible, with a letter addressed to SGMZ stating Mr. Segal agrees with the statements made by SGMZ in response to filing, and, if not, stating the respects in Mr. Segal does not agree. No response has been provided by Mr. Segal.

SGMZ wishes Mr. Segal the best of luck in his future endeavors.

Item 7.01 Regulation FD Disclosures.
Item 8.01 Other Events..

SGMZ will be retaining the law firm of Marshal Shichtman & Associates, P.C. as special securities counsel for the contemplated transaction. SGMZ and Freevi, Inc. intend to jointly retain Marshal Shichtman & Associates, P.C. and sign a dual representation agreement to streamline the contemplated transaction and cut down on the associated costs of the contemplated transaction.

Currently, the contemplated transaction will be done on a share swap basis, which will require a reverse split by SGMZ to achieve price parity.  The remaining Board will be a joint Board of Directors and SGMZ will change its name to Freevi, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SUNGAME CORPORATION

Date: November 9, 2010	By:	/s/ Guy M. Robert
Name: Guy M. Robert
Title: Principal Executive Officer, President and Chief Executive Officer, Chief Financial Officer and Principal Accounting Officer, Director